Exhibit 99.1

FOR IMMEDIATE RELEASE

HCI Group Reports Second Quarter and Six-Month 2015 Results

Tampa, Fla. – August 4, 2015 – HCI Group, Inc. (NYSE:HCI) reported results today for the three and six months ended June 30, 2015.

Second Quarter 2015 - Financial Results

Income available to common stockholders in the second quarter of 2015 totaled $22.0 million, or $1.93 diluted earnings per common share, compared with $16.4 million, or $1.39 diluted earnings per common share in the second quarter of 2014.

Gross premiums earned in the second quarter of 2015 increased 18.1% to $107.8 million from $91.2 million in the same period in 2014. The increase was primarily due to the assumption of approximately 6,000 homeowners multi-peril policies and approximately 30,000 wind-only policies from state sponsored Citizens Property Insurance Corporation in December 2014 and 4,000 primarily homeowners multi-peril policies from Citizens in February 2015.

Premiums ceded in the second quarter of 2015 were $31.4 million, or 29.1% of gross premiums earned, compared with $28.6 million, or 31.3% of gross premiums earned, during the same period in 2014.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) in the second quarter of 2015 increased 21.9% to $76.4 million from $62.6 million in the same period in 2014.

Investment related income in the second quarter of 2015, which totaled $1.7 million, was offset by a $293,000 noncash charge due to declines deemed other than temporary in the fair value of securities owned by the company. This compares with $2.6 million in investment related income in the second quarter of 2014, which included $1.2 million of net realized gains from investment sales. The total investment portfolio has grown from $179.2 million at June 30, 2014 to $275.7 million at June 30, 2015.

Losses and loss adjustment expenses during the second quarter of 2015 were $20.6 million compared with $18.4 million in the same period in 2014.

Policy acquisition and other underwriting expenses in the second quarter of 2015 were $10.4 million compared with $9.6 million in the comparable period in 2014. The increase was primarily attributable to commissions and premium taxes related to the policies assumed in December 2014 from Citizens that have renewed and are included in 2015 premiums.

Salaries and wages during the second quarter of 2015 were $5.2 million compared with $4.1 million in the same period in 2014. The increase is primarily attributable to an increase in headcount at the Tampa headquarters.

Interest expense from the company’s senior notes issued in 2013 totaled $2.7 million in the second quarter of 2015 compared with $2.6 million in the second quarter of 2014.

Other operating expenses, which include a variety of general and administrative expenses, totaled $4.6 million in the second quarter of 2015 compared with $5.3 million in the second quarter of 2014. The decrease was primarily attributable to an $863,000 decrease in stock-based compensation offset by an increase in other administrative expenses.

Second Quarter 2015 - Financial Ratios

The loss ratio applicable to the three months ended June 30, 2015 (defined as losses and loss adjustment expenses related to net premiums earned) was 26.9% compared with 29.3% in the three months ended June 30, 2014. The wind-only policies assumed from Citizens in December 2014 and February 2015 contributed to the year over year improvement.

The expense ratio applicable to the three months ended June 30, 2015 (defined as underwriting expenses, interest and other operating expenses related to net premiums earned) was 30.0% compared with 34.4% for the three months ended June 30, 2014.

Expressed as a total of all expenses in relation to net premiums earned, the combined loss and expense ratio to net premiums earned was 56.9% in the second quarter of 2015 compared with 63.7% for the three months ended June 30, 2014.

Six Months Ended June 30, 2015 - Financial Results

Income available to common stockholders for the six months ended June 30, 2015 totaled $47.4 million, or $4.14 diluted earnings per common share, compared with $34.1 million, or $2.84 diluted earnings per common share, for the six months ended June 30, 2014.

Gross premiums earned for the six months ended June 30, 2015 increased 17.4% to $217.3 million from $185.1 million in the same year-ago period.

Premiums ceded for the six months ended June 30, 2015 were $59.2 million, or 27.3% of gross premiums earned, compared with $56.1 million, or 30.3% of the gross premiums earned, during the same period in 2014.

Net premiums earned for the six months ended June 30, 2015 increased 22.5% to $158.1 million from $129.0 million in the same period in 2014.

Investment related income in the six months ended June 30, 2015 which was $2.9 million, was offset by a $2.0 million noncash charge due to declines deemed other than temporary in the fair value of securities owned by the company. This compares with $3.7 million in investment related income in the six months ended June 30, 2014.

Losses and loss adjustment expenses for the six months ended June 30, 2015 and 2014 were $39.6 million and $36.9 million respectively.

Policy acquisition and other underwriting expenses for the six months ended June 30, 2015 were $20.2 million compared with $18.7 million for the six months ended June 30, 2014.

Salaries and wages during the six months ended June 30, 2015 were $10.1 million compared with $8.3 million in the same period in 2014.

Interest expense from the company’s senior notes issued in 2013 totaled $5.3 million in the six months ended June 30, 2015 compared with $5.2 million in the six months ended June 30, 2014.

Other operating expenses totaled $9.3 million for the six months ended June 30, 2015 compared with $10.6 million for the six months ended June 30, 2014.

Six Months Ended June 30, 2015 - Financial Ratios

The loss ratio applicable to the six months ended June 30, 2015 was 25.0% compared with 28.7% in the six months ended June 30, 2014.

The expense ratio applicable to the six months ended June 30, 2015 was 28.5% compared with 33.1% in the same period in 2014.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio to net premiums earned was 53.5% in the six months ended June 30, 2015 compared with 61.8% in the same period in 2014.

Management Commentary

“During the second quarter, we saw our homeowners’ insurance business produce significant profits and a very low combined ratio resulting from our strict underwriting guidelines,” said Paresh Patel, the company’s chairman and chief executive officer. “Looking forward, we are well positioned to capitalize on the ever-evolving insurance marketplace while we patiently seek strategic growth opportunities.”

Conference Call

HCI Group will hold a conference call later today (August 4, 2015) to discuss these financial results. Chairman and Chief Executive Officer Paresh Patel and Chief Financial Officer Richard Allen will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

Interested parties can listen to the live presentation, which can be accessed by dialing the listen-only number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.hcigroup.com.

Listen-only toll-free number: (877) 407-8033

Listen-only international number: (201) 689-8033

Conference ID: 13614027

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available by telephone after 8:00 p.m. Eastern time on the same day through September 4, 2015 and via the Investor Information section of the HCI Group website at www.hcigroup.com until October 4, 2015.

Toll-free replay number: (877) 660-6853

International replay number: (201) 612-7415

Conference ID: 13614027

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 and S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” For more information about HCI Group, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. There can be no assurance, for example, that the company will maintain its current profitability levels. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

(813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

hci@liolios.com

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands)

	At June 30, 2015	At December 31, 2014
	(Unaudited)
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $165,995 and $96,163, respectively)	$165,435	97,084
Equity securities, available for sale, at fair value (cost: $59,557 and $45,387, respectively)	60,331	45,550
Limited partnership investments, at equity	22,716	2,550
Investment in joint venture, at equity	4,746	4,477
Real estate investments	22,447	19,138

Total investments	275,675	168,799
Cash and cash equivalents	274,729	314,716
Accrued interest and dividends receivable	1,574	1,059
Income taxes receivable	—	2,624
Premiums receivable	30,161	15,824
Prepaid reinsurance premiums	33,418	34,096
Deferred policy acquisition costs	21,993	15,014
Property and equipment, net	12,007	12,292
Deferred income taxes, net	4,022	2,499
Other assets	48,151	35,287

Total assets	$701,730	602,210

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	$54,329	48,908
Unearned premiums	233,503	214,071
Advance premiums	15,405	4,380
Assumed reinsurance balances payable	855	218
Accrued expenses	12,080	4,826
Income taxes payable	5,947	—
Long-term debt	130,929	129,539
Other liabilities	22,935	17,683

Total liabilities	475,983	419,625

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (no par value, 1,500,000 shares authorized, no shares issued and outstanding)	—	—
Series B junior participating preferred stock (no par value, 400,000 shares authorized, no shares issued or outstanding)	—	—
Preferred stock (no par value, 18,100,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 10,263,149 and 10,189,128 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively)	—	—
Additional paid-in capital	22,763	20,465
Retained income	202,853	161,454
Accumulated other comprehensive income, net of taxes	131	666

Total stockholders’ equity	225,747	182,585

Total liabilities and stockholders’ equity	$701,730	602,210

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenue

Gross premiums earned	$107,765	91,221	$217,332	185,109
Premiums ceded	(31,378)	(28,572)	(59,217)	(56,080)

Net premiums earned	76,387	62,649	158,115	129,029

Net investment income	1,795	1,481	3,204	2,540
Policy fee income	942	638	1,483	895
Net realized investment (losses) gains	(74)	1,167	(267)	1,171
Other-than-temporary impairment losses	(293)	—	(1,983)	—
Other	311	349	726	766

Total revenue	79,068	66,284	161,278	134,401

Expenses

Losses and loss adjustment expenses	20,565	18,383	39,604	36,948
Policy acquisition and other underwriting expenses	10,443	9,559	20,242	18,688
Salaries and wages	5,236	4,072	10,134	8,257
Interest expense	2,679	2,609	5,340	5,183
Other operating expenses	4,562	5,278	9,329	10,632

Total expenses	43,485	39,901	84,649	79,708

Income before income taxes	35,583	26,383	76,629	54,693

Income tax expense	13,561	9,953	29,229	20,643

Net income	$22,022	16,430	$47,400	34,050

Preferred stock dividends	—	1	—	4

Income available to common stockholders	$22,022	16,431	$47,400	34,054

Basic earnings per common share	$2.17	1.53	$4.67	3.14

Diluted earnings per common share	$1.93	1.39	$4.14	2.84

Dividends per common share	$0.30	0.27	$0.60	0.55